Contact: Commercial Capital Bancorp, Inc. Stephen H. Gordon Chairman & CEO David S. DePillo President & COO	Telephone: (949) 585-7500 Facsimile: (949) 585-0174

Contact: Sperry Van Ness David Ebeling Public Relations Manager	Telephone: (949) 250-4100 Facsimile: (949) 250-4126

COMMERCIAL CAPITAL BANCORP, INC. AND SPERRY VAN NESS ENTER INTO
STRATEGIC ALLIANCE AND MARKETING AGREEMENT

IRVINE, CA – March 22, 2004 – Commercial Capital Bancorp, Inc. (“CCBI”), (NASDAQ: “CCBI”) and Sperry Van Ness International, Inc. (“SVN”), jointly announced today that they have entered into a Strategic Alliance and Marketing Agreement (the “Agreement”). CCBI is the third largest originator of multi-family loans in California and the holding company of Commercial Capital Bank (the “Bank”), the fastest growing savings institution in California. SVN is one of the largest and fastest growing commercial real estate brokerage firms in the nation, with over 400 commercial real estate brokers located in 90 regions. For the year ended December 31, 2003, SVN completed over $3.4 billion of commercial real estate transactions.

Under the terms of the Agreement, Sperry Van Ness will promote and refer Commercial Capital Bank as its strategic provider of financing, banking, and deposit products and services to the income property real estate investors who utilize SVN’s commercial real estate brokerage and property management services. CCBI will provide SVN, its brokers and clients with an institutionalized source of prompt funding decisions for borrowers and properties referred for financing. Joint marketing will include reciprocal referral efforts, hyper-links between the companies’ websites, direct mail promotions with existing clients, and marketing material specific to the relationship to be distributed by each company. Additionally, SVN has agreed to promote CCBI, on a regular basis, during its weekly “National Call” to its broker network, as well as through SVN’s corporate intranet, and CCBI has agreed to participate in SVN’s broker training programs, on a regular basis.

Stephen H. Gordon, Chairman and Chief Executive Officer of CCBI commented, “The Agreement between Commercial Capital Bancorp and Sperry Van Ness represents a “best in breed” collaborative effort to create the one-stop-shop for income property investors. Sperry Van Ness is consistently involved at the front-end of the commercial real estate transaction, when the buyer and seller of the property come together, currently having in excess of $2.4 billion of listed inventory. Commercial Capital Bank is consistently involved at the back-end of the transaction, when the investor needs financing, having financed in excess of $1.1 billion during 2003. We look forward to this strategic alliance resulting in increased transaction volume and revenue for both companies.”

David Frosh, President of Sperry Van Ness commented, “We had already been doing business with CCBI but often had a middleman involved. The new alliance will give us an opportunity to create value for our clients, by connecting them directly to a quality lender for either purchases or refinancing.”

CCBI, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base, which includes income-property real estate investors, middle market commercial businesses, and professionals. At December 31, 2003, CCBI was the 3rd largest multi-family lender in California during the 12 months ended December 31, 2003 (source: Dataquick Information Systems) and Commercial Capital Bank, CCBI’s bank subsidiary, was the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended December 31, 2003 (source: www.fdic.gov). The Bank has full service banking offices located at the Company’s headquarters in Irvine, Rancho Santa Margarita, Riverside, and La Jolla and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Encino, Los Angeles, Irvine, and La Jolla, CA, and plans to open a banking office in Beverly Hills, CA in the summer of 2004. More information on CCBI can be found at www.commercialcapital.com. On January 27, 2004, CCBI announced that it had signed a definitive agreement to acquire Hawthorne Financial Corporation; a Southern California based savings institution with $2.7 billion of assets, $1.7 billion of deposits and 15 branches.

Sperry Van Ness, based in Irvine, California, is one of the nation’s leading commercial real estate firms providing realty advisory, brokerage, consultation, asset management, property management, leasing and financial services to clients in more than 90 markets via a network of more than 400 brokers across the country. In order to provide the highest value to its clients, Sperry Van Ness is the only national firm that implements a broker marketing plan in addition to its investor marketing plan for all listings. Guided by this principal of cooperation, Sperry Van Ness, since being founded in 1987, has advised clients on billions of dollars in multifamily, retail, industrial, office, hospitality and land transactions. For more information, please visit www.svn.com.

This press release may include forward-looking statements (related to each company’s plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. Neither CCBI, nor SVN undertake any obligation to revise or publicly release any revision to these forward-looking statements.